Information for SEC Form 13-G
Financial Management Services

As of 12/31/03

FIRSTNAT CO.

Total aggregate shares                                             504,107

Total voting power shares

     Shared voting power                                           265,793

     Full voting power                                             238,314

Total voting power shares                                          504,107
                                                                   -------


Total investment power

     Full discretion or investment power                           170,066

     Restricted or no investment power                             212,999

Shared investment power
     With approval                                      37,580

     With consultation                                  83,462
                                                        ------

Total shared investment power                                      121,042


Total investment power                                             504,107
                                                                   -------

*Percentage of outstanding                                          11.16%